APPlife Digital Solutions, Inc. Enters Binding Agreement for Reverse Merger, Acquiring $150 Million in Real Estate Assets

San Francisco, CA – November 7, 2023 – APPlife Digital Solutions, Inc. (OTCQB: ALDS) (“APPlife”, the Company”), a business incubator and portfolio manager that invests in and creates e-commerce and cloud-based solutions announced today that it has signed a binding Letter of Intent (“LOI”) with Silver Bear Sports Entertainment and Gaming (“Silver Bear”). Silver Bear holds an existing real estate portfolio valued at approximately $150 million and plans to expand globally through the acquisition and development of premier hotel properties.

The transaction is expected to close in the first quarter of 2025 subject to the due diligence review and negotiation and execution of definitive documentation as set forth in the LOI.

ABOUT APPLIFE DIGITAL SOLUTIONS, INC.

APPlife Digital Solutions Inc., with offices in San Francisco CA. and Shanghai China, is a business incubator and portfolio manager that creates and invests in e-commerce and cloud-based solutions. The Company invests in and creates solutions for work, home life, recreation and research that make users more productive and more efficient, whether at work, home or traveling the world. APPlife's cloud-based businesses are designed to provide easy-to-use life solutions, often to address everyday issues and needs. They include a wide array of topics and needed services to cover the full marketplace across the spectrum. For more information visit www.applifedigital.com.

Contact Information:

APPlife Digital Solutions

Investor Relations

Tel: (585) 232-5440

Email: jody@applifedigital.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies, and prospects — both business and financial. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, acquisitions, intentions, or expectations.  Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission.  All forward-looking statements attributable to APPlife Digital Solutions, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.